QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.16

LOAN AGREEMENT

DATED AS OF MARCH 24, 2003

AMONG

GREAT LAKES REIT, L.P.,

THE LENDERS,

and

BANK ONE, NA,
AS AGENT

5.18	Tenant Leases	25
5.19	Utilities; Authorities	26
5.20	Physical Condition	26
5.21	Management	26
5.22	Condemnation	26
VI COVENANTS		27
6.1	Financial Reporting	27
6.2	Maintenance of Minimum DSCR	27
6.3	Use of Proceeds	27
6.4	Notice of Default	27
6.5	Conduct of Business	27
6.6	Taxes	27
6.7	Insurance	28
6.8	Compliance with Laws	28
6.9	Maintenance of Collateral Properties	28
6.10	Inspection	28
6.11	Recourse Indebtedness	28
6.12	Merger	28
6.13	Investments and Acquisitions	28
6.14	Liens	28
6.15	Affiliates	28
6.16	Columbus Ground Lease, Prime Lease and Tenant Leases	28
6.17	Sale, Encumbrance and Leasing of Collateral Properties	29
6.18	Restrictions Affecting Borrower	29
6.19	Use of Income	29
6.20	Updated Appraisals	30
6.21	Additional Financial Covenants	30
6.22	Additional Documents	30
VII DEFAULTS		31
VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		33
8.1	Acceleration	33
8.2	Amendments	33
8.3	Preservation of Rights	33
IX GENERAL PROVISIONS		34
9.1	Survival of Representations	34
9.2	Governmental Regulation	34
9.3	Headings	34
9.4	Entire Agreement	34
9.5	Several Obligations; Benefits of this Agreement	34
9.6	Expenses; Indemnification	34
9.7	Numbers of Documents	34
9.8	Accounting	34
9.9	Severability of Provisions	34
9.10	Nonliability of Lenders	35
9.11	Confidentiality	35
9.12	Nonreliance	35
9.13	Disclosure	35
X AGENT		36
10.1	Appointment; Nature of Relationship	36
10.2	Powers	36
10.3	General Immunity	36
10.4	No Responsibility for Loans, Recitals, etc	36
10.5	Action on Instructions of Lenders	36
10.6	Employment of Agents and Counsel	36

ii

10.7	Reliance on Documents; Counsel	37
10.8	Agent's Reimbursement and Indemnification	37
10.9	Notice of Default	37
10.10	Rights as a Lender	37
10.11	Lender Credit Decision	37
10.12	Successor Agent	37
10.13	Delegation to Affiliates	38
10.14	Collateral Property Releases	38
XI SETOFF; RATABLE PAYMENTS		39
11.1	Setoff	39
11.2	Ratable Payments	39
XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		40
12.1	Successors and Assigns	40
12.2	Participations	40
12.3	Assignments	41
12.4	Dissemination of Information	41
12.5	Tax Treatment	41
XIII NOTICES		42
13.1	Notices	42
13.2	Change of Address	42
XIV COUNTERPARTS		43
XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		43
15.1	CHOICE OF LAW	43
15.2	CONSENT TO JURISDICTION	43
15.3	WAIVER OF JURY TRIAL	43

iii

LOAN AGREEMENT

        This Loan Agreement is dated as of the 24th day of March, 2003 and is among Borrower (as hereinafter defined), the Lenders (as hereinafter defined) and Bank One, NA, a national banking association, having its principal office in Chicago, Illinois, as Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        "Additional Collateral Loan Documents" means such amendments and ratifications to the Collateral Documents, which among other things, shall cross-default the Collateral Documents to the collateral documents encumbering the Additional Collateral Property, and such additional certificates and collateral documents, all of which shall be designated by Agent as being required to be delivered by Borrower and Guarantor to Agent or the Lenders with respect to any Additional Collateral Property.

        "Additional Collateral Property" means a property located in the continental United States as to which the entire fee estate or leasehold estate therein is wholly-owned and controlled by Borrower and which includes one or more fully constructed office buildings, the location and type of improvements of which have been approved by Agent.

        "Additional Collateral Property Conditions" mean the conditions to inclusion of an Additional Collateral Property as a Collateral Property described in Section 4.3.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

        "Agreement" means this Loan Agreement, as it may be amended or modified and in effect from time to time.

        "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time.

        "Alternate Base Rate" means, for any day, an annual rate of interest equal to the higher of (i) the Prime Rate for such day, and (ii) the sum of the Federal Funds Effective Rate for such day, plus 1/2% per annum.

        "Applicable Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions applicable to Borrower, Guarantor or any one or more of the Collateral Properties.

        "Applicable Margin" means an annual rate of interest equal to one and forty-five one hundredths percent (1.45%).

        "Appraisals" are defined in Section 4.2.

        "Appraised Value" means the "as is" dollar value of the Collateral Properties as established by Agent based upon its review of the most recent of the Appraisals, any New Appraisals or if applicable, any Updated Appraisals.

        "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Assignments of Rents and Leases" means the collateral assignments of all rents and Tenant Leases arising out of or covering all or any portion of the Collateral Properties executed by Borrower in favor of Agent, as agent for the Lenders, securing the Obligations, as such assignments of rents and leases may be amended, modified, supplemented, renewed or restated from time to time.

        "Authorized Officer" means any authorized officer of Guarantor, designated as such in the resolutions delivered to Agent prior to the Closing Date, acting singly.

        "Available Amount" means at any time the positive difference between the Maximum Aggregate Amount, and the sum of (a) the outstanding principal balance of the Loans, and (b) the outstanding balances of any Letters of Credit.

        "Bank One" means Bank One, NA, a national banking association, having its principal office in Chicago, Illinois, in its individual capacity, and its successors and assigns.

        "Borrower" means Great Lakes REIT, L.P., a Delaware limited partnership and its successors and assigns.

        "Business Day" means (i) with respect to any payment or rate selection of Eurodollar Portions, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

        "Change in Control" means (i) Guarantor shall cease to own, free and clear of all Liens or other encumbrances, at least 51% of the ownership interests in Borrower, (ii) Guarantor shall cease to have the sole and exclusive right to make all decisions regarding the operation of Borrower and the Collateral Properties, (iii) Guarantor shall cease to be the sole general partner of Borrower, or (iv) any two of Richard A. May, Patrick Hunt, Richard Rasley, Raymond Braun and James Hicks shall cease to be involved in the day-to-day management of Borrower, unless within 120 days thereafter, Borrower has replaced such persons with senior managers satisfactory to Agent (in its sole and absolute discretion).

        "Closing Date" shall mean the first date upon which proceeds of the Loans are disbursed by the Lenders to Borrower pursuant to the terms and provisions of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Collateral Documents" means, collectively, the Fee Mortgage, the Leasehold Mortgage, the Assignments of Rents and Leases, the Guaranty, the Security Agreement, the Environmental Indemnity and all other documents delivered by Borrower or Guarantor to Agent or the Lenders and securing the Obligations, including any Additional Collateral Loan Documents.

        "Collateral Properties" mean the Dublin Techmart Property, the Metro Properties and the U.S. Bank Center Property, collectively. At any time after any one or more of the above-described Collateral Properties (or any Additional Collateral Property that subsequently becomes a Collateral Property) is released by Agent from the lien of the Fee Mortgage, the Leasehold Mortgage or any Additional Collateral Loan Document, as applicable, pursuant to the provisions of Section 6.17 below, such Collateral Property shall no longer be considered a Collateral Property for purposes of this Agreement. At such time as all Additional Collateral Property Conditions are satisfied with respect to an Additional Collateral Property, such Additional Collateral Property shall be deemed to be a Collateral Property for purposes of this Agreement.

        "Columbus" means the City of Columbus, Ohio.

        "Compliance Certificate" means a Certificate in the form of Exhibit D attached hereto.

        "Columbus Ground Lease" means the Long-Term Lease Agreement dated November 30, 1979 between Columbus and the Prime Lessor, as amended by (i) the First Modification and Amendment of Long-Term Lease Agreement dated March 28, 1985, (ii) the Second Modification and Amendment of Long-Term Lease Agreement dated November 30, 1979 dated July 21, 1986, (iii) amendments contained in the Quit-Claim Deed of Dedication, Partial Termination of Reciprocal Easement Agreement and Modification of Leases effective as of April 10, 1991, and (iv) the Third Modification and Amendment of Long-Term Lease Agreement effective as of June 30, 1998.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

        "Conversion/Continuation Notice" is defined in Section 2.8.

        "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or Guarantor, are treated as a single employer under Section 414 of the Code.

        "Consolidated Group" means Borrower, Guarantor and any other subsidiary partnerships or other entities of either of them which are required under Agreement Accounting Principles to be consolidated with Borrower and Guarantor for financial reporting purposes.

        "Consolidated Group Share" means with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate, determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate after repayment in full of all Indebtedness of such Investment Affiliate.

        "Consolidated Interest Coverage Ratio" means EBITDA divided by Interest Expense from the most recent Quarter, annualized.

        "Consolidated Net Worth" means as of the date of determination, the stockholder's equity as shown on the balance sheet of Guarantor as of that date.

        "Debt Service" means an amount determined by Agent to be equal to the principal and interest payments that would be due and payable during the first twelve (12) months of the term of a loan in an amount equal to the then outstanding principal balance of the Loans, bearing interest at an annual rate equal to the greatest of (i) seven and one-quarter percent (7 1/4%), (ii) 175 basis points plus the annual rate being paid by ten-year United States Treasury Notes at the time of such determination, (iii) the Eurodollar Rate (using an Interest Period that results in the highest Eurodollar Rate) in effect as of the date of such determination, or (iv) the Floating Rate in effect as of the date of such determination, and having a 25-year amortization period.

        "Default" means an event described in Article VII.

        "DSCR" means the ratio, expressed as a percentage, of Net Operating Income to Debt Service.

        "Dublin Techmart Property" means the land located in Dublin, Ohio and legally described in Exhibit A-1 attached hereto and made a part hereof, together with all buildings, fixtures and other improvements now or hereafter owned by Borrower and situated thereon and all rights and easements appurtenant thereto.

        "EBITDA" means, as to any period, operating income, adjusting by excluding extraordinary items such as gains and losses from property sales, debt restructurings and property write-downs (and reduced to eliminate any income from Investment Affiliates), as reported by the Consolidated Group in accordance with Agreement Accounting Principles, plus Interest Expense, depreciation, amortization and income tax (if any) expense plus a percentage of operating income (adjusted as described above) of any Investment Affiliate equal to the Consolidated Group Share in such Investment Affiliate (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories). For purposes of this definition, items of income and expense from any Properties acquired or sold by the Consolidated Group during the period in question shall be excluded.

        "Environmental Indemnity" means the Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor, jointly and severally, in favor of Agent, as agent for the Lenders, as said agreement may be amended, modified, supplement, renewed or restated from time to time.

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Eurodollar Portion" means a Portion which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to a Eurodollar Portion for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

        "Eurodollar Rate" means, with respect to a Eurodollar Portion for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin, changing as and when the Applicable Margin changes during any Interest Period.

        "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or (ii) the jurisdiction in which Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole discretion.

        "Fee Mortgage" means the Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower in favor of Agent, as agent for the Lenders, creating a first mortgage lien on the Dublin Techmart Property and the Metro Properties, including all buildings, fixtures and other improvements, now or hereafter owned or acquired by Borrower and situated thereon, and all rights and easements appurtenant thereto, securing the Obligations, as said mortgage may be amended, modified, supplemented, renewed or restated from time to time.

        "Floating Rate" means for any day, an annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

        "Floating Rate Portion" means a Portion which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Funds from Operations" has the meaning ascribed to such term in preparation of financial statements for real estate investment trusts as required by the National Association of Real Estate Investment Trusts (or any successor thereto) from time to time.

        "Guarantee Obligations" means as to any Person (the "guaranteeing person"), any obligation (determined without duplication) of the guaranteeing person (or any other Person [including, without limitation, any bank under any letter of credit] if the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation in favor of such other Person) guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as reasonably determined by the Borrower in good faith, subject to Agent's approval, which approval shall not be unreasonably withheld.

        "Guarantor" means Great Lakes REIT, a Maryland real estate investment trust, its successors and assigns.

        "Guaranty" means that certain Guaranty dated as of the date hereof executed by Guarantor, in favor of Agent, for the benefit of the Lenders, as said guaranty may be amended, modified, supplemented, renewed or restated from time to time.

        "Hazardous Materials" shall mean and include any and all hazardous, toxic or dangerous substances, wastes and materials and other pollutants and contaminants as defined or described in any or all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, orders or decrees now or hereafter regulating, relating to or imposing liability or standards of conduct with respect to environmental matters, including, without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987 (33 U.S.C. §1251 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001 et seq.), the Clear Air Act of 1966, as amended (42 U.S.C. §7401 et seq.), the National Environmental Policy Act of 1970 (42 U.S.C. §4321 et seq.), the Rivers and Harbours Act of 1899 (33 U.S.C. §401 et seq.), the Endangered Species Act of 1973, as amended (16 U.S.C. §1531 et seq.), the Safe Drinking Water Act of 1974, as amended (42 U.S.C. §300(f) et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. §651 et seq.) and all rules, regulations and guidance documents promulgated or published thereunder, all as amended or hereinafter amended. Without intending to limit the scope or breadth of the foregoing definition, the term Hazardous Materials shall include asbestos, urea formaldehyde, polychlorinated biphenyls, crude oil, radioactive materials and underground storage tanks.

        "Indebtedness" of any Person comprising a member of the Consolidated Group at any date means without duplication (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities and other accounts payable, and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of Agreement Accounting

Principles, (iii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iv) all obligations of such Person under financing leases and capital leases, (v) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (vi) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the Consolidated Group, Guarantee Obligations of any member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group so as to avoid double counting), (vii) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (viii) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (ix) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (x) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person (e.g. "synthetic leases" and other transactions which are functional equivalents of borrowing, but not typical "operating leases" which are not substantially economically equivalent to ownership of property encumbered by debt), (xi) senior preferred stock, (xii) such Person's allocable percentage of debt of any Investment Affiliates equal to the greater of (a) the percentages of the principal amount of such debt(s) for which such Person is liable as a general partner or otherwise and (b) the applicable economic interest in such Investment Affiliate(s) held by such Person, in the aggregate, (xiii) all obligations to make advances and contributions of a liquidated amount to Investment Affiliates, (xiv) to the extent not included in Interest Expense all obligations to make payments under any hedging agreements, and (xv) all obligations of such Person to purchase a completed build to suit project.

        "Initial Notice" is defined in Section 2.7.

        "Interest Expense" means, for any period, the sum (calculated on an annualized basis) of (i) all interest expense of the Consolidated Group determined in accordance with Agreement Account Principles, plus (ii) capitalized interest not covered by an interest reserve from a loan facility, plus (iii) the allocable portion (based on liability) of any accrued or paid interest incurred on any obligation for which any entity in the Consolidated Group is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, plus (iv) the Consolidated Group Share of any accrued or paid interest incurred on any Indebtedness of any Investment Affiliate, whether recourse or non-recourse, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

        "Interest Period" means, with respect to a Eurodollar Portion, a period of one, two or three months commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

        "Investment Affiliate" means any Person in which any entity in the Consolidated Group, directly or indirectly, has an ownership interest but which is not a member of the Consolidated Group.

        "L/C Application" means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form issued by Bank One at the time of such issuance for the type of Letter Credit requested.

        "Leasehold Mortgage" means the Open-End Fee and Subleasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower in favor of Agent, as agent for the Lenders, creating a first lien on the subleasehold estate created under the Prime Lease and a first lien on all buildings, fixtures and other improvements now or hereafter owned by Borrower and situated thereon, and all rights and easements appurtenant thereto, securing the Obligations, as said mortgage may be amended, modified, supplemented, renewed or restated from time to time.

        "Letter(s) of Credit" means one or more letter(s) of credit issued by Bank One upon the application of Borrower in accordance with the provisions of Section 2.21.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or Agent, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or Agent pursuant to Section 2.15.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

        "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II.

        "Loan Year" means the twelve-month period commencing on the Closing Date and each twelve-month period thereafter.

        "Loan Documents" means this Agreement, the Notes and the Collateral Documents.

        "Loan-to-Value Ratio" means the ratio, expressed as a percentage, of (a) the sum of (x) the outstanding principal balance of the Loans, and (y) the outstanding balances of the Letters of Credit, to (b) the Appraised Value.

        "LTV Increase Amount" shall have the meaning ascribed thereto in Section 2.1(b).

        "LTV Increase Percentage" means sixty-five percent (65%).

        "LTV Increase Period" shall have the meaning ascribed thereto in Section 2.1(b).

        "LTV Percentage" means sixty percent (60%).

        "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of Borrower or Guarantor, as applicable, taken as a whole, (ii) the ability of Borrower or Guarantor, as applicable, to perform their respective obligations under the Loan Documents to which they are a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

        "Maturity Date" means March 31, 2006.

        "Maximum Aggregate Amount" means Loans in the aggregate principal amount described in Section 2.1, as said amount may be reduced as provided in Section 6.2 and as said amount may be increased as provided in Section 2.1(b).

        "Metro Properties" means the land located in Dublin, Ohio and legally described in Exhibit A-2 attached hereto and made a part hereof, together with all buildings, fixtures and other improvements now or hereafter owned by Borrower and situated thereon and all rights and easements appurtenant thereto, which are commonly known as Metro IV and Metro V.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "Net Operating Income" for any Collateral Property means (a) the product of four (4), multiplied by the sum of (i) all rental income (including minimum rent, escalation and expense reimburse payments) actually received by Borrower during the Quarter immediately preceding such determination from Tenants that were in occupancy of their demised premises during the entire Quarter and are not in default under their Tenant Leases (excluding Tenant's security deposits and rent paid during such Quarter by any Tenant for more than 3 months of rental obligations), plus (ii) the pro forma rent payable for three calendar months by any Tenant in occupancy for less than the entire Quarter that is not in default under its Tenant Lease, less (b) the annualized sum of all accrued operating expenses, ground rent payments, real estate taxes and other disbursements for such Quarter, or if such Collateral Property is not stabilized, the "stabilized" annual amount of such operating expenses, real estate taxes and other expenses as used in the most recent Appraisal, New Appraisal or Updated Appraisal of such Collateral

Property, but excluding: (1) non-cash expenses, such as depreciation and amortization costs, (2) state and federal income taxes, (3) the non-current portion of capital expenditures determined in accordance with the Agreement Accounting Principles, and (4) debt service payable on the Loans, less (d) to the extent any tenant concessions remain in effect with respect to any Tenant Lease in the Collateral Property, the product of twelve (12), multiplied by the amount of such concessions, divided by the remaining number of months of the term of the applicable Tenant Lease.

        "New Appraisal" means an Appraisal of an Additional Collateral Property delivered to Agent in connection with the satisfaction of the Additional Collateral Property Conditions with respect thereto.

        "Non-U.S. Lender" is defined in Section 3.5(iv).

        "Notes" shall mean the Promissory Notes made by Borrower to each Lender in the principal amount of such Lender's Loan, as said notes may be amended, modified, supplemented, renewed or restated from time to time.

        "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, Agent or any indemnified party arising under the Loan Documents.

        "Other Taxes" is defined in Section 3.5(ii).

        "Participants" is defined in Section 12.2.1.

        "Payment Date" means the 1st day of each calendar month.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Exceptions" means the exceptions to the title to the Collateral Properties listed in Exhibits C-1 through C-3 attached hereto and made a part hereof, and to the extent any Additional Collateral Properties satisfy the Additional Collateral Conditions, the exceptions to the title to such Additional Collateral Properties approved by Agent.

        "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.

        "Portion" means a portion of the outstanding principal balance of the Loans, designated on the Closing Date or converted or continued as herein provided.

        "Prime Lease" means that certain Long-Term Lease Agreement dated November 30, 1979 among Columbus, Prime Lessor and ABP Community Urban Redevelopment Corporation, an Ohio corporation ("ABP"), as amended by (i) that certain Amendment of Long-Term Lease Agreement dated July 31, 1981, (ii) that certain Second Amendment to ABP Community Urban Redevelopment Corporation Lease dated October 15, 1981, (iii) that certain Third Amendment to Long-Term Lease Agreement dated March 15, 1984, and (iv) amendments contained in the Quit-Claim Deed of Dedication, Partial Termination of Reciprocal Easement Agreement and Modification of Leases effective as of April 10, 1991 (the interest of ABP in said Long-Term Lease Agreement having been assigned by mesne assignments to Borrower), creating a subleasehold estate in the U.S. Bank Center Property.

        "Prime Lessor" means Capital South Community Urban Development Corporation, an Ohio nonprofit corporation, or any successor landlord under the Prime Lease.

        "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        "Pro Rata Share" means the percentage listed opposite each Lender's name opposite its signature below.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        "Purchasers" is defined in Section 12.3.

        "Quarter" means a calendar quarter.

        "Recourse Indebtedness" means Indebtedness for which there is no limitation on recourse for payment thereof against the assets of the obligor thereof, as opposed to Indebtedness for which recourse for payment thereof is limited to specific real property owned by the obligor; provided, however, that "Recourse Indebtedness" shall not include Indebtedness as to which there is unlimited recourse, but only and to the extent of fraud, misapplication of funds, unpermitted transfers and encumbrances, unpermitted bankruptcy filings and other similar "non-recourse carveouts".

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least a majority of the outstanding Loans.

        "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "Section" means a numbered Section of this Agreement, unless another document is specifically referenced.

        "Security Agreement" means a security agreement dated as of the date hereof executed by Borrower in favor of Agent, for the benefit of Lenders, encumbering all personal property owned by Borrower and located on or used in connection with the Collateral Properties, as said agreement may be amended, modified, supplemented, renewed or restated from time to time.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Standard Lease Form" means the standard form lease for the leasing, subleasing or sub-subleasing of space in the Collateral Properties, as approved by Agent as of the date hereof.

        "Subsidiary" means as to any Person, a corporation, partnership, trust or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and provided such corporation, partnership or other entity is consolidated with such Person for financial reporting purposes under Agreement Accounting Principles.

        "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

        "Tenant Leases" means sub-subleases (with respect to the U.S. Bank Center Property) and Leases (with respect to the other Collateral Properties) entered into by Borrower or in which the landlord's (or sub-landlord's) interest thereunder has been assigned to Borrower.

        "Tenants" means the tenants, subtenants or sub-subtenants, as applicable, under the Tenant Leases.

        "Title Company" means First American Title Insurance Company.

        "Title Policies" means the title policies issued to Agent pursuant to Section 4.2, and any title policies subsequently issued to Agent with respect to an Additional Collateral Property.

        "Transferee" is defined in Section 12.4.

        "Type" means, with respect to any Portion, its nature as a Floating Rate Portion or a Eurodollar Portion.

        "U.S. Bank Center Property" means the land located in Columbus, Ohio and legally described in Exhibit A-3 attached hereto and made a part hereof, together with all buildings, fixtures and other improvements now or hereafter owned by Borrower and situated thereon and all rights and easements appurtenant thereto.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        "Unmatured Default" means an event or condition which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "Updated Appraisal" means an up-date to an Appraisal or a New Appraisal received by Agent pursuant to Section 6.20.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE LOANS

        2.1    Agreement to Lend and Borrow.

          (a)   Subject to the terms, provisions and conditions contained in this Agreement and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to lend to Borrower and Borrower agrees to borrow from the Lenders revolving loans in the maximum aggregate amount (the "Maximum Aggregate Amount") outstanding at any one time equal to the least of: (i) $31,500,000; (ii) the product of the LTV Percentage, multiplied by the aggregate amount of the Appraised Values of each of the Collateral Properties; and (iii) a loan amount which will result in a DSCR of 1.5 to 1.0. Each Lender shall loan to Borrower and Borrower shall borrow from each Lender the Pro Rata Share of the Maximum Aggregate Amount set forth opposite such Lender's signature below. Notwithstanding anything contained herein to the contrary, for purposes of this Section 2.1, the Maximum Aggregate Amount shall be reduced by the amount of the outstanding balances of any Letters of Credit issued by Bank One pursuant to this Agreement. To the extent Borrower has not theretofore borrowed the Maximum Aggregate Amount or all or any portion of the proceeds of the Loans are repaid or any Letter of Credit is canceled or expires by its terms without a draw having been made thereunder, such unborrowed amount or the amount of such repaid proceeds or such Letter of Credit may be reborrowed, as applicable, provided that the conditions to disbursement set forth in Sections 4.4, 4.5 and 4.6 below have been satisfied, Borrower delivers to Agent a current Compliance Certificate and Borrower delivers to Agent a current certificate confirming that there are no liens or encumbrances on any Collateral Property other than the Permitted Exceptions and those in favor of Agent; provided, however, that notwithstanding the foregoing, the maximum outstanding principal amount of the Loans (together with the outstanding balances of any Letters of Credit) shall not exceed the Maximum Aggregate Amount.

          (b)   Notwithstanding the foregoing, provided that no Default or Unmatured Default then exists, Borrower shall have the right, to be exercised no more frequently than once each calendar year by delivery of a written notice to Agent, to request that Agent recalculate the Maximum Aggregate Amount by increasing the percentage used in clause (ii) of the definition of Maximum Aggregate Amount to the LTV Increase Percentage. If as a result of the recalculation of the Maximum Aggregate Amount as herein provided, the Maximum Aggregate Amount exceeds the then outstanding principal balance of the Loans, and provided that the conditions to disbursement set forth in Sections 4.4 and 4.5 below have been satisfied, Borrower may borrow the excess amount (the "LTV Increase Amount"). The LTV Increase Amount, together with any funding indemnification amounts required by Section 3.4, shall be due and payable in full by Borrower to Lenders one hundred twenty (120) days after the date of disbursement thereof. During any period (an "LTV Increase Period") that the LTV Increase Amount is outstanding, except to the extent otherwise expressly provided herein, for all purposes under this Agreement, the "Maximum Aggregate Amount" shall be calculated by using the LTV Increase Percentage rather than the LTV Percentage. Notwithstanding the preceding sentence, if any payment due to Agent or Lenders or any other amount provided for in this Agreement was calculated or determined during an LTV Increase Period, following the conclusion of such LTV Increase Period, Agent shall recalculate or redetermine such payment or other amount based upon the Maximum Aggregate Amount calculated by using the LTV Percentage, and any additional payment or amount resulting from such recalculation or redetermination, shall be paid from Borrower to Agent within ten (10) days after demand from Agent.

        2.2    Evidence of Indebtedness.    The Loans and all repayment obligations with respect to Letters of Credit are and shall be evidenced by the Notes and shall bear interest calculated and payable as provided below. Except to the extent otherwise expressly provided herein, the outstanding principal balance of the Loans, including the outstanding balances of any Letters of Credit issued by Bank One pursuant to this Agreement, together with all accrued and unpaid interest thereon and all other amounts due and payable by Borrower to Lenders under this Agreement, the Notes and the other Loan Documents, shall be due and payable in full on the Maturity Date.

        2.3    Types of Portions.    The Loans may consist of Floating Rate Portions or Eurodollar Portions, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.

        2.4    Commitment Fee; Unused Availability Fees.

          (a)   On the Closing Date, Borrower agrees to pay to Agent a non-refundable commitment fee in the amount specified in the commitment letter dated January 22, 2003 issued by Agent to Borrower, less the portion of such fee, if any, previously been paid by Borrower to Agent.

          (b)   If during any Quarter (including the partial Quarter following the Closing Date and the partial Quarter preceding the Maturity Date (including any acceleration thereof following the occurrence of a Default) or any earlier date on which the Loans are prepaid in full and Borrower notifies Agent in writing of its intent to terminate this Agreement, the sum of (i) the outstanding principal balance of the Loans, and (ii) the outstanding balances of any Letters of Credit, is less than 33 1/3% of the Maximum Aggregate Amount, within 15 days after the end of such Quarter (and concurrently with the payment in full of the Loans on the Maturity Date (including any acceleration thereof following the occurrence of a Default) or any earlier date on which such Loans are prepaid in full and Borrower notifies Agent in writing of its intent to terminate this Agreement, Borrower shall pay to Agent, for the account of each Lender, an unused availability fee equal to the product of .3%, multiplied by a fraction, the numerator of which is the sum of the difference between (x) the Maximum Aggregate Amount, and (y) the sum of (A) the outstanding principal balance of the Loans during each day within such Quarter (or partial Quarter), and (B) the outstanding balances of any Letters of Credit, and the denominator of which is the number of days within such Quarter (or partial Quarter).

        2.5    Minimum Amount of Each Portion and Maximum Number of Portions.    Each Eurodollar Portion shall be in the minimum amount of $500,000. No more than five (5) Portions shall exist at any one time.

        2.6    Optional Principal Payments.    Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Portions upon one Business Days' prior notice to Agent. Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Portions, or, in a minimum aggregate amount of $1,000,000, any portion of the outstanding Eurodollar Portions upon three Business Days' prior notice to Agent.

        2.7    Method of Selecting Types and Interest Periods for Portions on Closing Date.    Borrower shall select the Type of Portion and, in the case of each Eurodollar Portion, the Interest Period applicable thereto from time to time. Borrower shall give Agent irrevocable notice (an "Initial Notice") not later than 12:00 p.m. (Chicago time) at least one Business Day before the Closing Date with respect to each Floating Rate Portion and three Business Days before the Closing Date with respect to each Eurodollar Portion, specifying:

          (i)    the aggregate amount of such Portion,

          (ii)    the Type of Portion selected, and

          (iii)    in the case of each Eurodollar Portion, the duration of the Interest Period applicable thereto.

        2.8    Conversion and Continuation of Outstanding Portions.    Floating Rate Portions shall continue as Floating Rate Portions unless and until such Floating Rate Portions are converted into Eurodollar Portions pursuant to this Section 2.6 or are repaid in accordance with Section 2.8. Each Eurodollar Portion shall continue as a Eurodollar Portion until the end of the then applicable Interest Period therefor, at which time such Eurodollar Portion shall be automatically converted into a Floating Rate Portion unless (x) such Eurodollar Portion is or was repaid in accordance with Section 2.6 or (y) Borrower shall have given Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Portion continue as a Eurodollar Portion for the same or another Interest Period. Subject to the terms of Section 2.5, Borrower may elect from time to time to convert all or any part of a Floating Rate Portion into a Eurodollar Portion. Borrower shall give Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Portion into a Eurodollar Portion or continuation of a Eurodollar Portion not later than 12:00 p.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

          (i)    the requested date, which shall be a Business Day, of such conversion or continuation,

          (ii)    the aggregate amount and Type of the Portion which is to be converted or continued, and

          (iii)    the amount of such Portion which is to be converted into or continued as a Eurodollar Portion and the duration of the Interest Period applicable thereto.

        2.9    Changes in Interest Rate.    Each Floating Rate Portion shall bear interest on the outstanding principal amount thereof for each day from and including the date such Portion is designated or is automatically converted from a Eurodollar Portion into a Floating Rate Portion pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Portion pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on any Portion maintained as a Floating Rate Portion will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Portion shall bear interest on the outstanding principal amount thereof for each day from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by Agent as applicable to such Eurodollar Portion based upon the Borrower's selections under Sections 2.7 and 2.8, any changes in the Applicable Margin and otherwise in accordance with the terms hereof. No Interest Period may end after the Maturity Date and no Interest Period for any LTV Increase Amount may end after the due date thereof.

        2.10    Rates Applicable After Default.    Notwithstanding anything to the contrary contained in Section 2.7, 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Portion may be made as, converted into or continued as a Eurodollar Portion. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the outstanding principal balance of the Loans (whether theretofore consisting of one or more Eurodollar Portions or Floating Rate Portions) shall thereafter bear interest at a rate per annum equal to the Alternative Base Rate in effect from time to time, plus 5%, provided that, during the continuance of a Default under Section 7.4 or 7.5, the default interest rate set forth herein shall be applicable to the Loan without any election or action on the part of Agent or any Lender.

        2.11    Method of Payment.    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Agent at Agent's address specified pursuant to Article XIII, or at any other Lending Installation of Agent specified in writing by Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by Agent among the Lenders. Each payment delivered to Agent for the account of any Lender shall be delivered promptly by Agent to such Lender in the same type of funds that Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by Agent from such Lender. Agent is hereby authorized to charge any accounts of the Borrower maintained with Bank One for each payment of principal, interest and fees as the same become due hereunder.

        2.12    Evidence of Indebtedness.

          (i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender to Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (ii)    Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (c) the amount of any sum received by Agent hereunder from the Borrower and each Lender's share thereof.

          (iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

        2.13    Telephonic Notices.    The Borrower hereby authorizes the Lenders and Agent to convert or continue Portions, effect selections of Types of Portions and to transfer funds based on telephonic notices made by any person or persons Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow the Initial Notice and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to Agent a written confirmation, if such confirmation is requested by Agent or any Lender, of each telephonic notice signed by an

Authorized Officer. If the written confirmation differs in any material respect from the action taken by Agent and the Lenders, the records of Agent and the Lenders shall govern absent manifest error.

        2.14    Interest Payment Dates; Interest and Fee Basis.    Interest accrued on each Portion shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the Closing Date, on any date on which a Portion is prepaid, whether due to acceleration or otherwise, and on the Maturity Date. Notwithstanding the foregoing, interest accrued on that portion of the outstanding principal amount of any Floating Rate Portion converted into a Eurodollar Portion on a day other than a Payment Date shall be payable on the date of conversion. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Portion is established but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Portion shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.15    Notification of Interest Rates and Prepayments.    Promptly after receipt thereof, Agent will notify each Lender of the contents of the Initial Notice, any Conversion/Continuation Notice and any repayment notice received by it hereunder. Agent will notify each Lender of the interest rate applicable to each Eurodollar Portion promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

        2.16    Lending Installations.    Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations for whose account Loan payments are to be made.

        2.17    Non-Receipt of Funds by Agent.    Unless the Borrower notifies Agent prior to the date on which it is scheduled to make payment to Agent of a payment of principal, interest or fees to Agent for the account of the Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

        2.18    Usury.    All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of the disbursement of the proceeds of the Loans, the acceleration of the maturity of the unpaid principal balance of the Loans, or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use, forbearance or detention of the money to be advanced under the Loan exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, the fulfillment of any provision of this Agreement or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable to the Loan, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if, from any circumstance, any Lender shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of such Lender's portion of the unpaid principal balance due on the Loan and not to the payment of interest.

        2.19    Late Charges.    If any payment of interest or principal is not received by Agent within five (5) days after the date such payment is due, then at the option of Agent, in addition to the remedies conferred upon Agent pursuant to this Agreement and the other Loan Documents, a late charge of five percent (5%) of the amount of the regularly scheduled payment or $25.00, whichever is greater, will be added to the delinquent amount to compensate Agent for the expense of handling the delinquency for any payment past due in excess of ten (10) days, regardless of any notice and cure periods. Such Late Charge is an administrative charge that will be 100% retained by Agent and not paid to the Lenders.

        2.20    Closing Costs and Expenses.    In addition to the commitment fees payable as provided in Section 2.4 above, Borrower shall pay, on or prior to the Closing Date, all closing costs and other fees and expenses incurred by Agent in connection with the Loans (including Appraisal fees, title insurance premiums, escrow fees, recording fees, out of pocket syndication expenses and attorneys' fees and expenses), and other expenses as provided herein. Borrower hereby acknowledges and agrees that the commitment fee does not include payment of any such costs, fees or expenses.

        2.21    Letters of Credit.

          (a)   Provided that the conditions precedent to disbursement described in Sections 4.4, 4.5 and 4.6 below have been satisfied and Borrower delivers to Agent a current Compliance Certificate, Borrower shall have the right to request that Bank One issue standby Letters of Credit, in each case containing such terms and conditions as are reasonably satisfactory to Bank One, at the request of and for the account of Borrower from time to time before the date which is 90 days prior to the Maturity Date and as more fully set forth below; provided however that (i)  balance of all Letters of Credit outstanding any one time shall in no event exceed $6,000,000, and (ii) Bank One shall in no event be required to issue any Letter of Credit if the amount thereof exceeds the difference between the Maximum Aggregate Amount (calculated without regard to the LTV Increase Percentage or the existence of any LTV Increase Period) and the sum of the then outstanding principal balance of the Loans and the outstanding balances of any Letters of Credit theretofore issued by Bank One. Each Lender agrees to purchase a participation in each Letter of Credit equal to such Lender's respective Pro Rata Share. Borrower shall give notice to Bank One of the proposed issuance of a Letter of Credit at least ten (10) Business Days prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by Borrower and in all respects satisfactory to Bank One, together with such other documentation as Bank One may reasonably request in support thereof, it being understood that each such L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof, and (y) 30 days prior to the Maturity Date) and whether such Letter of Credit is to be transferable in whole or in part. Bank One shall promptly advise the other Lenders of the issuance of each Letter of Credit and of any amendment thereto, extensions thereof or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application or the terms of this Agreement, the terms of this Agreement shall control.

          (b)   Concurrently with the issuance of each Letter of Credit, Bank One shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Bank One, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's Pro Rata Share, in such Letter of Credit and any Loans made by Agent following a draw thereunder. Borrower hereby unconditionally and irrevocably acknowledges and agrees that any payment or disbursement made by Bank One under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder shall be deemed to constitute an advance of proceeds of the Loans under this Agreement as of the date such payment or disbursement is made, which proceeds shall be allocated among the Lenders in accordance with their respective Pro Rata Shares, shall be evidenced by the Notes and shall thereafter bear interest at the rates provided for in this Article II. In the event that on the Maturity Date (including any acceleration thereof following the occurrence of a Default) or any earlier date on which the Loans are prepaid in full and Borrower notifies Agent in writing of its election to terminate this Agreement, any Letters of Credit remain outstanding, Borrower shall deposit with Bank One an amount equal to such outstanding balance, which amount shall be held by Bank One as cash collateral for any draws subsequently made on such Letters of Credit. Upon termination or expiration of such Letters of Credit without any draw having been made thereon, Bank One shall release any remaining cash collateral to Borrower.

          (c)   Concurrently with and as a condition precedent to the issuance of any Letter of Credit by Bank One, Borrower agrees to pay to Bank One a non-refundable letter of credit issuance fee for each such Letter of Credit issued by Bank One equal to the face amount of such Letter of Credit, multiplied by .15%. In addition to such issuance fee, commencing on the first day of each calendar month following the issuance by Bank One of any Letter of Credit and on the first day of each month thereafter following a month in which any Letters of Credit are outstanding, Borrower shall pay to Bank One a non-refundable letter of credit maintenance fee equal to one-twelfth (1/12th) of the product of the balances of all Letters of Credit outstanding during such preceding month, multiplied by the Applicable Margin (prorated appropriately for any month in which a Letter of Credit was not outstanding during the entire month).

ARTICLE III

YIELD PROTECTION; TAXES

        3.1    Yield Protection.    If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Portions, or

          (ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Portions), or

          (iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Portions or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Portions, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Portions held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Portions or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Portions, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

        3.2    Intentionally Omitted.

        3.3    Availability of Types of Portions.    If any Lender determines that maintenance of Eurodollar Portions at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Portions are not available, or (ii) the interest rate applicable to Eurodollar Portions does not accurately reflect the cost of making or maintaining Eurodollar Portions, then Agent shall suspend the availability of Eurodollar Portions and require any affected Eurodollar Portions to be repaid or converted to Floating Rate Portions.

        3.4    Funding Indemnification.    If any payment of a Eurodollar Portion occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Portion.

        3.5    Taxes.

          (i)    All payments by the Borrower to or for the account of any Lender or Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

          (ii)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

          (iii)    The Borrower hereby agrees to indemnify Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by Agent or such Lender as a result of any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date Agent or such Lender makes demand therefor pursuant to Section 3.6.

          (iv)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (v)    For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

          (vi)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          (vii)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this subsection, together with all costs and expenses related thereto (including attorneys' fees and time charges of attorneys for Agent, which attorneys may be employees of Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

        3.6    Lender Statements; Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Portions to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.5 or to avoid the unavailability of Eurodollar Portions under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.

Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to Agent) as to the amount due, if any, under Section 3.1, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of actual error. Determination of amounts payable under such Sections in connection with a Eurodollar Portion shall be calculated as though each Lender funded its Eurodollar Portion through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING AND SUBSEQUENT DISBURSEMENTS

        4.1    Conditions Precedent.    The Lenders' obligation to make disbursements of proceeds of the Loans, to issue Letters of Credit and to perform the remainder of their obligations under this Agreement are subject to the Lenders' and Agent's satisfaction of the conditions contained herein in this Article IV.

        4.2    General Conditions to Closing.    Borrower shall have delivered each of the following items to Agent for approval and Agent shall have approved the same:

          (a)   The Loan Documents;

          (b)   A plat of survey of each Collateral Property (collectively, the "Surveys") prepared and certified by a registered surveyor licensed in Ohio in compliance with the minimum detail requirements most recently established by ALTA/ACSM (for a Class A Survey), including, without limitation: the boundaries and legal descriptions of the land comprising each Collateral Property; the location of all existing buildings, parking areas and other improvements on such land; the area of such land in square feet and acres (to the nearest one one-hundredth of an acre); the location of all set-back lines, rights-of-way, easements and public utilities located on such land; the location of all abutting roadways, streets, and alleys; the location of utility services and storm drain and sewer facilities; and showing any encroachments by improvements on such land over easements or adjoining property and showing any encroachments from adjoining property onto such land. The Surveys shall be as of a current date and shall be certified in favor of Agent and the Title Company. All matters shown on the Surveys must be acceptable to Agent.

          (c)   Evidence that the following insurance coverages are in effect with respect to the Collateral Properties and in forms satisfactory to Agent:

          (i)    Policies of insurance evidencing bodily injury, death or property damage liability coverages in amounts not less than $2,000,000 (combined single limit), and an excess/umbrella liability coverage in an amount not less than $10,000,000 shall be in effect with respect to Borrower. Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations;

          (ii)    "Special Cause of Loss" insurance on the buildings and other improvements constituting the Collateral Properties in amounts equal to the replacement cost of such buildings, but not less than $31,500,000;

          (iii)    If applicable, evidence of worker's compensation insurance coverage satisfactory to Agent;

          (iv)    If the Collateral Properties, or any part thereof, lie within a "special flood hazard area" as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier if necessary, for the duration of the Loans in the amount of the full insurable value of the Collateral Properties; and

          (v)    Such other insurance as Agent may reasonably require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers, rent abatement and/or business loss insurance.

        All insurance policies shall (v) be issued by an insurance company having a rating of "A" VII or better by A.M. Best Co., in Best's Rating Guide, (w) name Agent as an additional insured on all liability insurance and as mortgagee and loss payee on all casualty insurance, (x) provide that Agent is to receive thirty (30) days written notice prior to non-renewal or cancellation, (y) be evidenced by a certificate of insurance to be held by Agent, and (z)be in form and amounts reasonably acceptable to Agent.

          (d)   Fee and Leasehold Loan Policies of Title Insurance issued by the Title Company in the full amount of the Loans insuring that (x) the Fee Mortgage will be a first lien upon the fee simple title to the Dublin Techmart Property and the Metro Properties, and (y) the Leasehold Mortgage will be a first lien upon the subleasehold interest created by the Prime Lease and fee simple title to the buildings comprising the U.S.

  Bank Center Property, subject to no liens, claims, exceptions or encumbrances except the Permitted Exceptions and containing the following endorsements:

          (i)    ALTA Broad Form 3.1 Zoning Endorsement, including parking and deleting the standard marketability exclusion;

          (ii)    Comprehensive Endorsement No. 1;

          (iii)    Vehicular Access Endorsement;

          (iv)    Survey/Legal Description Endorsement;

          (v)    Doing Business Endorsement;

          (vi)    Endorsement deleting the creditors' rights exception;

          (vii)    Variable Rate Endorsement;

          (viii)    Usury Endorsement;

          (ix)    Tax Parcel Endorsement; and

          (x)    Such additional endorsements as may be reasonably required by Agent based upon its review of the Title Policies and Surveys;

          (e)   Copies of all recorded documents described in the Title Policies;

          (f)    A copy of the limited partnership agreement creating Borrower, certified by Guarantor, in its capacity as general partner of Borrower, as being a true and correct copy and as otherwise unmodified and in full force and effect; a certified copy of the certificate of limited partnership (and amendments thereto) of Borrower; and current Certificates of Good Standing for Borrower from its state of organization and from the State of Ohio;

          (g)   A certified copy of the Declaration of Trust and By-Laws of Guarantor, including all amendments thereto; a certified copy of the Certificate of Organization (and amendments thereto) of Guarantor; current Certificates of Good Standing for Guarantor from its state of organization and if applicable, the State of Ohio; an incumbency certificate showing specimen signatures for all officers of Guarantor executing the Loan Documents; and a certified copy of Resolutions of the Board of Trustees of Guarantor authorizing execution and delivery of the Loan Documents by Borrower and Guarantor;

          (h)   Opinion letter from counsel for Borrower and Guarantor in a form satisfactory to Agent;

          (i)    Evidence that (i) no portion of the Collateral Properties on which buildings or other improvements is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards; or if any portion of the Additional Collateral Properties is so located, evidence that flood insurance is in effect; and (ii) no portion of the Collateral Properties is located in a federally, state or locally designated wetland or other type of government protected area.

          (j)    A written report ("Environmental Report") prepared at Borrower's sole cost and expense by an independent professional environmental consultant approved by Agent in its sole and absolute discretion. The Environmental Report shall be subject to Agent's approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Agent may require, in its sole and absolute discretion, an additional written report (also referred to herein as the "Environmental Report") based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area's geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to Agent's approval, in its sole and absolute discretion.

          (k)   Certified copies of the Standard Lease Form, all Tenant Leases then in effect or out for signature that Agent may request, and a rent roll (collectively, "Rent Rolls") certified by an Authorized Officer with respect to each Collateral Property. In addition, Borrower shall deliver to Agent at Closing, (i) estoppel certificates from Tenants leasing at least fifty percent (50%) of the rentable square feet of each Collateral Property, and (ii) within sixty (60) days after Closing, additional estoppels which together with those estoppels delivered at Closing cover in the aggregate at least seventy-five percent (75%) of the rentable square feet of each Collateral Property. Borrower shall also deliver to Lender subordination non-disturbance and attornment agreements from each Tenant leasing at least 20,000 rentable square feet of each Collateral Property.

          (l)    Appraisals (collectively, "Appraisals") acceptable to Agent, prepared at Borrower's sole cost and expense by an independent appraiser engaged directly by Agent, of each Collateral Property, which appraisals satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, as amended, and the regulations promulgated thereunder, and which shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the regulations promulgated thereunder, if applicable.

          (m)  True and correct copies of the Columbus Ground Lease and the Prime Lease, together with estoppel certificates from Columbus and the Prime Lessor.

          (n)   Financial statements, including a balance sheet, cash flow statement and profit and loss statement for Borrower and Guarantor for the most recent calendar year.

          (o)   Financial statements for the Collateral Properties for the last three calendar years and an interim financial statement for the current year, reflecting the operations of the Collateral Properties.

          (p)   A physical inspection report acceptable to Agent, prepared at Borrower's sole cost and expense by an architectural or engineering firm engaged by Agent, of each Collateral Property.

          (q)   Copies of all federal, state and local governmental permits, licenses and other approvals required for the operation of the Collateral Properties, including without limitation, certificates of occupancy.

          (r)   Such other items or documents as Agent may reasonably require.

        4.3    Additional Collateral Property Conditions.    In the event the Borrower desires to cause an Additional Collateral Property to be added to the Collateral Properties, provided that the conditions contained in Sections 4.4 and 4.5 below have been satisfied, Borrower shall provide Lender with at least thirty (30) days prior written notice of Borrower's intent, which initial notice shall be accompanied by a nonrefundable underwriting fee of $1,000, a detailed description of the Additional Collateral Property and such other information regarding the Additional Collateral Property as Agent shall reasonably require. If each of the following conditions (collectively, "Additional Collateral Property Conditions") are satisfied in Agent's reasonable determination, said Additional Collateral Property shall be deemed to be a Collateral Property for purposes of this Agreement:

          (a)   The Additional Collateral Loan Documents.

          (b)   A Compliance Certificate duly executed by an Authorized Officer.

          (c)   Three (3) copies of a Survey of the Additional Collateral Property satisfying the requirements contained in Section 4.2(b) above, except that the surveyor shall be licensed in the state in which the Additional Collateral Property is located.

          (d)   Evidence that the insurance coverages described in Section 4.2(c) are in effect with respect to the Additional Collateral Property and in forms otherwise satisfactory to Agent.

          (e)   A fee or leasehold loan policy of title insurance, as applicable, issued by the Title Company in the full amount of the Loans insuring that (x) Agent is the holder of a fee mortgage which constitutes a first lien upon the fee simple title to the Additional Collateral Property, or (y) Agent is the holder of a leasehold mortgage which constitutes a first lien upon the leasehold interest under any ground lease creating a leasehold estate in the Additional Collateral Property, subject to no liens, claims, exceptions or encumbrances, except as approved by Agent, and containing the endorsements described in Section 4.2(d) above.

          (f)    Copies of all recorded documents described in the title policy refer to in subsection (e) above.

          (g)   Current Certificates of Good Standing for Borrower from its state of organization and from the state in which the Additional Collateral Property is located.

          (h)   A current Certificate of Good Standing for Guarantor from its state of organization and a certified copy of Resolutions of the Board of Trustees of Guarantor authorizing execution and delivery of the Additional Collateral Loan Documents.

          (i)    Opinion letter from counsel for Borrower and Guarantor in a form satisfactory to Agent.

          (j)    Evidence that (i) no portion of the Additional Collateral Property on which buildings or other improvements is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards; or if any portion of the Additional Collateral Property is so located, evidence that flood insurance is in effect; and (ii) no portion of the Additional Collateral Property is located in a federally, state or locally designated wetland or other type of government protected area.

          (k)   An Environmental Report prepared at Borrower's sole cost and expense by an independent professional environmental consultant approved by Agent in its sole and absolute discretion, which Environmental Report shall be subject to Agent's approval in its sole and absolute discretion.

          (l)    Certified copies of all Tenant Leases then in effect or out for signature that Agent may request and a Rent Roll certified by an Authorized Officer with respect to the Additional Collateral Property. In addition, Borrower shall deliver to Agent estoppel certificates and subordination, non-disturbance and attornment agreements from such Tenants as Agent may require.

          (m)  A New Appraisal acceptable to Agent prepared at Borrower's sole cost and expense by an independent appraiser engaged directly by Agent, of the Additional Collateral Property, which New Appraisal shall satisfy the requirements relating to Appraisals contained in Section 4.2(l) above.

          (n)   To the extent that Borrower owns or will own a leasehold estate in an Additional Collateral Property, certified copies of the ground lease, together with an estoppel certificate and recognition agreement from the ground lessor thereunder.

          (o)   A physical inspection report acceptable to Agent prepared at Borrower's sole cost and expense by an architectural or engineering firm engaged directly by Agent of the Additional Collateral Property.

          (p)   Copies of all federal, state and local governmental permits, licenses and other approvals required for the operation of the Additional Collateral Property, including without limitation a certificate of occupancy.

          (q)   Evidence that all costs and other fees and expenses incurred by Agent in connection with the Additional Collateral Property (including New Appraisal fees, title insurance premiums, escrow fees, out of pocket syndication expenses and attorneys' fees and expenses).

          (r)   Such other items or documents as Agent may reasonably require.

        4.4    Representations and Warranties.    The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects at the time of each disbursement of proceeds of the Loans or the issuance of any Letter of Credit.

        4.5    No Defaults.    No Default or Unmatured Default shall exist under this Agreement or any of the other Loan Documents at the time of each disbursement of proceeds of the Loans or the issuance of any Letter of Credit.

        4.6    Endorsements to Title Policies.    If and to the extent that Agent or any Lender has received (a) written notice sent in conformity with the requirements of ORC Ann. 5301.232(D) of a lien or encumbrance on any Collateral Property which is subordinate to the lien of the Fee Mortgage, the Leasehold Mortgagor any mortgage or leasehold mortgage encumbering an Additional Collateral Property, or (b) written notice sent in conformity with the requirements of ORC Ann. 5301.232(D) of any work or labor performed or to be performed or machinery, material or fuel furnished or to be furnished for the construction, alteration, repair, improvement, enhancement or embellishment of any part of any Collateral Property, prior to and as a condition to Lenders being required to make any additional disbursement of proceeds of the Loans (following the first disbursement) or the issuance of any Letter of Credit, Borrower shall cause the Title Company to issue date-down endorsements to the Title Policies covering the date of such disbursement or issuance, as applicable, increasing the maximum amount of the Title Policies by the amount of such disbursement or Letter of Credit, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants to the Lenders that:

        5.1    Existence and Standing.    Borrower is a limited partnership duly and properly organized, validly existing and in good standing under the laws of its jurisdiction of organization is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all partnership powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where any such failure does not have and would not reasonably be expected to cause a Material Adverse Effect in which its business is conducted. Guarantor is a trust duly and properly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all trust powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where any such failure does not have and would not reasonably be expected to cause a Material Adverse Effect and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted

        5.2    Authorization and Validity.    Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper limited liability company action, and the Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, equity, insolvency or similar laws affecting the enforcement of creditors' rights generally. Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper trust action and the Loan Documents to which Guarantor is a party constitute legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, equity, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        5.3    No Conflict; Government Consent.    Neither the execution and delivery by Borrower or Guarantor of the Loan Documents to which each is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (a) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or Guarantor, or (ii) Borrower's or Guarantor's partnership agreement, trust agreement, by-laws, articles of organization or certificate of limited partnership, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which Borrower or Guarantor is a party or is subject, or by which it, or its Property, is bound, or (b) conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Borrower or Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Borrower or Guarantor, is required to be obtained by Borrower or Guarantor in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations, the payment and performance by Guarantor of its obligations under the Guaranty and the Environmental Indemnity or the legality, validity, binding effect or enforceability of any of the Loan Documents.

        5.4    Financial Statements.    All financial statements submitted to Lender relating to Borrower, Guarantor and the Collateral Properties are true, complete and correct, and have been prepared in accordance with general accounting principles consistently applied and fairly present the financial condition of the Person or Property to which they pertain and the other information therein described and do not contain any untrue statement of a material fact or omit to state a fact material to the financial statement submitted or this Agreement. Borrower and Guarantor are solvent and able to pay their respective debts as such debts become due, and they have capital sufficient to carry on their respective present businesses and transactions and all businesses and transactions in which they are about to engage. Neither Borrower nor Guarantor (i) is bankrupt or insolvent, (ii) has made an assignment for the benefit of its creditors, (iii) has had a trustee or receiver appointed, (iv) has had any bankruptcy, reorganization or insolvency proceedings instituted by or against it, or (v) shall be rendered insolvent by its execution, delivery or performance of this Agreement or the Loan Documents or by the transactions contemplated hereunder and thereunder.

        5.5    Material Adverse Change.    Since December 31, 2002, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of Borrower, Guarantor or the Collateral Properties which could reasonably be expected to have a Material Adverse Effect.

        5.6    Taxes.    Borrower and Guarantor have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Borrower or Guarantor, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower and Guarantor in respect of any taxes or other governmental charges are adequate. Borrower qualifies for partnership tax treatment under United States federal tax law.

        5.7    Litigation and Contingent Obligations.    There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Borrower, Guarantor or any of the Collateral Properties which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, Borrower and Guarantor have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8    ERISA.    There are no Unfunded Liabilities of any Single Employer Plans. None of Borrower, Guarantor or any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all Applicable Laws, no Reportable Event has occurred with respect to any Plan, none of Borrower, Guarantor or any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        5.9    Accuracy of Information.    No information, Exhibit or report furnished by Borrower or Guarantor to Agent or to any Lender in connection with the negotiation of or compliance with the Loan Documents contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.10    Material Agreements.    Neither Borrower nor Guarantor is a party to any agreement or instrument or subject to any charter or other limited liability company, corporate, partnership or trust restriction which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing, securing or governing Indebtedness in excess of $10,000,000.

        5.11    Compliance With Laws.    The Collateral Properties and the use, occupancy and operation thereof for their existing purposes do not violate the Columbus Ground Lease, the Prime Lease or any Applicable Laws (including without limitation, those relating to environmental protection, water use, zoning, building, fire, health or safety or the Americans with Disabilities Act), any contractual arrangements with third parties or any covenants, conditions, easements, rights of way or restrictions of record. None of Borrower, Guarantor or any agent thereof has received any notice, written or otherwise, alleging any such violation, which violation has not previously been cured. The Collateral Properties are in full compliance and conformity with all zoning requirements, including without limitation, those relating to setbacks, height, parking, floor area ratio, fire lanes and percentage of land coverage. No right to any off-site facilities is necessary to insure compliance by the Collateral Properties with all environmental protection, public highway, water use, zoning, building, fire, health, safety or similar statutes, laws, ordinances, codes, rules, regulations, orders and decrees. There has not been committed by or on behalf of Borrower, or to Borrower's knowledge, any other Person in occupancy of or involved with the operation of use of any of the Collateral Properties, any act or omission affording the Federal Government or any state or local government the right of forfeiture against any of the Collateral Properties or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents.

        5.12    Environmental Matters.    Neither Borrower nor Guarantor has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect. Except as described in the Environmental Report, no Hazardous Materials have been generated, released, stored or deposited over, beneath or on the Collateral Properties or in any structure located on the Collateral Properties. To the best of Borrower's knowledge and except as described in the Environmental Report, no Hazardous Materials have been used or will be used in the construction of all or any portion of the Collateral Properties, nor, has any part of the Collateral Properties been used for or as a land fill, the result of which could impose any liability against Borrower, Agent, Lenders or the Collateral Properties under any Applicable Law or regulation. Borrower covenants that it shall indemnify, hold harmless and defend Agent, for the benefit of the Lenders, from any and all claims, losses, damages, response costs and expenses (collectively, "Claims") arising out of or in any way relating to the past, present or future presence, removal or disposal of any Hazardous Materials over, beneath, in or on the Collateral Properties regardless of whether such presence, removal or disposal constitutes a breach of the representations, warranties, covenants and agreements set forth in this Section, including, but not limited to: (a) claims of third parties (including governmental agencies) for damages, penalties, response costs, injunctive or other relief; (b) costs of removal and restoration, including fees of attorneys and experts and costs of reporting the existence of any Hazardous Materials to any governmental agency; and (c) any and all expenses or obligations incurred at, before and after any trial or appeal therefrom, including without limitation, reasonable attorneys' fees, witness fees, deposition costs, photocopying charges and other expenses, all of which shall be paid by Borrower when incurred.

        5.13    Financing Statements.    There are no UCC financing statements in effect other than those to be filed and/or recorded by Agent which name Borrower as debtor and pertain to any rights in any of the Collateral Properties.

        5.14    Title.    As of the date hereof, Borrower owns fee simple title to the Collateral Properties (other than the U.S. Bank Center Property), free and clear of all liens, claims and encumbrances, except the Permitted Exceptions. As of the date hereof, Borrower owns a subleasehold estate in the U.S. Bank Center Property and fee simple title to the buildings and other properties comprising U.S. Bank Center Property, free and clear of all liens, claims and encumbrances, except the Permitted Exceptions.

        5.15    Columbus Ground Lease and Prime Lease.    Borrower has delivered to Agent true, complete and correct copies of the Columbus Ground Lease and the Prime Lease. The Columbus Ground Lease and the Prime Lease are in full force and effect, unamended, and no default exists thereunder by any party thereto.

        5.16    Investment Company Act.    Neither Borrower nor Guarantor is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        5.17    Public Utility Holding Company Act.    Neither Borrower nor Guarantor is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.18    Tenant Leases.    To the best of Borrower's knowledge, Borrower has delivered to Lender true, complete and correct copies of the Tenant Leases. To the best of Borrower's knowledge, (i) the Tenant Leases are in full force and effect, unamended and no default exists thereunder by any party thereto, except as shown in the Rent Rolls, and (ii) the Rent Rolls are true and correct and all material respect as of the date thereof. To the best of Borrower's knowledge and except as indicated in the Rent Rolls and as shown in the Tenant Leases, (i) no Tenant has any extension, renewal or termination options, (ii) no security deposits are being held by Borrower, (iii) all work to be performed to date by the landlord under the Tenant Leases has substantially performed, all contributions to be made to date by the landlord to the Tenants thereunder have been made and all other conditions to each such Tenant's obligations thereunder required to be satisfied to date, other than ordinary ongoing obligations of a landlord, have been satisfied or waived by the applicable Tenant, (iv) no Tenant or any other Party has any option, right of first refusal or similar preferential right to purchase or lease all or any portion of the Collateral Properties or to require Borrower to perform or finance any tenant improvements or material or alterations to the Collateral Properties, and (v) no Tenant has any rights to require Borrower to perform additional work, make additional contributions to such Tenant or satisfy other conditions to such Tenant's obligations thereunder, other than ordinary, ongoing obligations of a landlord. To the best of Borrower's knowledge and except as indicated in the Rent Rolls, no rent (exclusive of any security deposits) under any Tenant Lease has been paid more than thirty (30) days in advance of its due date and no payments of rent under any Tenant Lease or more than thirty (30) days delinquent.

        5.19    Utilities; Authorities.    All utilities and municipal services required for use, operation and occupancy of the Collateral Properties (including, without limitation, water, storm sewer, sanitary sewer and drainage, electric, gas, cable services and telephone facilities) are available for use at the boundaries of the respective Collateral Properties (or in the streets adjoining the respective Collateral Properties), and all requirements for the use of and connection to such utilities and municipal services have been fulfilled. All building, zoning, safety, health, fire, water district, sewerage, access (including curb cuts and highway access) and environmental protection agency permits and other licenses and approvals which are required for the use, occupancy and operation of the Collateral Properties as office buildings have been obtained by or furnished to Borrower and are in full force and effect.

        5.20    Physical Condition.    Except for matters set forth in the written inspection reports delivered by Borrower to Agent, the Collateral Properties (including sidewalks, store drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, irrigation systems and structural components) are in good condition, order and repair in all material respect.

        5.21    Management.    No property management agreements are in effect with respect to the Collateral Properties.

        5.22    Condemnation.    No condemnation has been commenced, or to Borrower's knowledge, is contemplated as of the date hereof with respect to all or any portion of the Collateral Properties or for the relocation of roadways providing access to any of the Collateral Properties.

ARTICLE VI

COVENANTS

        During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

        6.1    Financial Reporting.    Borrower will maintain a system of accounting established and administered in accordance with the Agreement Accounting Principles, and shall furnish to Agent such periodic financial information as Agent shall reasonably require, including without limitation the following:

          (a)   Within forty-five (45) days after the end of each Quarter of each fiscal year (beginning with the Quarter ending June 30, 2003), (i) a consolidated balance sheet of Borrower as of the end of such Quarter and the related statement of income and statement of cash flows for such Quarter and for the portion of the year ended at the end of such Quarter, setting forth in each case in comparative form the figures for the corresponding Quarter and the corresponding portion of the previous year; (ii) a detailed statement of Funds from Operations; (iii) a detailed statement of all expenditures of Borrower relating to the Collateral Properties for fixed or capital assets, as determined in accordance with Agreement Accounting Principles, (iv) quarterly operating statements for each Collateral Property, including a balance sheet, statement of income and expense and Rent Roll, and (v) calculations required to establish compliance with the financial covenants contained in Sections 6.2 and 6.21 below, all of the foregoing to be in form, scope and detail satisfactory to Agent and certified by an Authorized Officer, together with a Compliance Certificate executed by an Authorized Officer;

          (b)   Within ninety (90) days after the end of each fiscal year, annual consolidated audited financial statements for Borrower, certified by an Authorized Officer, together with an unqualified accountant's opinion in a form satisfactory to Agent;

          (c)   promptly upon mailing thereof to the partners of Borrower generally, copies of all reports so mailed; and

          (d)   promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual and quarterly reports which Borrower shall have filed with the Securities and Exchange Commission.

        6.2    Maintenance of Minimum DSCR.    During each Quarter, commencing with the Quarter ending March 31, 2003, the DSCR (measured with respect to the Quarter then ended) for the Collateral Properties shall equal or exceed 1.5 to 1.0. If Agent determines that the DSCR does not equal or exceed 1.5 to 1.0, Agent shall so notify Borrower and within ten (10) days after delivery of such notice, Borrower shall pay to Agent, to be applied ratably among the Loans, an amount of principal following which the DSCR shall equal 1.5 to 1.0.

        6.3    Use of Proceeds.    Borrower will use the proceeds of the Loans for Borrower's general business purposes, including capital needs, closing costs and financing for the acquisition of Property. Borrower will not use any of the proceeds of the Loans, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" (as defined in Regulation U) or for any purpose in violation of any applicable laws or regulations.

        6.4    Notice of Default.    Borrower will give prompt notice in writing to Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, including without limitation, copies of any notices of default received from Columbus, the Prime Lessor or any Tenants.

        6.5    Conduct of Business.    Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a limited partnership in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which such qualification is required.

        6.6    Taxes.    Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles. Borrower will qualify for partnership tax treatment under United States federal tax law.

        6.7    Insurance.    Borrower will maintain all insurance policies required pursuant to Section 4.2 above, and the Borrower will furnish to Agent upon request full information as to the insurance carried.

        6.8    Compliance with Laws.    Borrower will, and will cause each Collateral Property to, comply with all Applicable Laws, including, without limitation, all Environmental Laws.

        6.9    Maintenance of Collateral Properties.    Borrower will do all things necessary to maintain, preserve, protect and keep the Collateral Properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that the business carried on in connection therewith may be properly conducted at all times.

        6.10    Inspection.    Borrower will permit Agent and the Lenders, by their respective representatives and agents, at reasonable times and upon prior reasonable notice, to inspect any of the Collateral Properties and the books and financial records of Borrower and Guarantor relating thereto and to the Loan Documents, to examine and make copies of the books of accounts and other financial records of Borrower and Guarantor, and to discuss the affairs, finances and accounts of Borrower and Guarantor with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Agent or any Lender may designate.

        6.11    Recourse Indebtedness.    Except for the Loans, Borrower will not create, incur or suffer to exist any Recourse Indebtedness, which together with any Recourse Indebtedness of Guarantor, exceeds $30,000,000. Borrower shall promptly give to Agent notice of the occurrence of any event which does or would with the passage of time or the giving of notice, or both, constitute a "Default" or an "Event of Default" under any loan agreement or other instrument evidencing, governing or securing any Indebtedness of Borrower or Guarantor in excess of $10,000,000, which notice shall be accompanied by a certificate of an Authorized Officer indicating the steps that Borrower or Guarantor is taking or proposes to take with respect thereto.

        6.12    Merger.    Borrower will not dissolve or divide, merge or consolidate with or into any other Person, or acquire all or substantially all of the assets or stock of any other Person, or sell, lease or otherwise transfer all or any substantial part of its assets to any Person, without the prior written consent of Agent.

        6.13    Investments and Acquisitions.    Borrower will not make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Affiliates), or commitments therefor or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except Cash Equivalent Investments.

        6.14    Liens.    Borrower will not create, incur, or suffer to exist any Lien in, of or on any of the Collateral Properties, except:

          (a)   Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

          (b)   Mechanics' liens which are being contested in good faith by appropriate proceedings for which the conditions contained in the Fee Mortgage or the Leasehold Mortgage applicable to such contest have been satisfied;

          (c)   Liens constituting Permitted Exceptions and

          (d)   Liens in favor of Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document or New Collateral Loan Document.

        6.15    Affiliates.    Borrower will not enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction, provided that any continuing agreement with an Affiliate must be terminable, without payment or penalty, upon not less than thirty days' prior written notice

        6.16    Columbus Ground Lease, Prime Lease and Tenant Leases.    Borrower will promptly perform when due all of its obligations, and liabilities under the Columbus Ground Lease, the Prime Lease and Tenant Leases. Borrower will not amend or terminate the Prime Lease without the prior written consent of Agent. Borrower shall promptly give to Agent notice of the occurrence of any event which does or would with the passage of time or the giving of notice, or both, constitute a Default or an Event of Default under the Columbus Ground Lease or the Prime Lease.

        6.17    Sale, Encumbrance and Leasing of Collateral Properties.    Borrower shall not, without Lender's prior written consent, suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of the Collateral Properties. Any consent given by Lender or deemed to have been given by Lender, or any waiver of default under this Section 6.17, shall not constitute a consent to, or waiver of any right, remedy or power of Lender under any subsequent default hereunder. Notwithstanding the foregoing, Borrower may, execute Tenant Leases, provided, however, that such Tenant Leases are on the Standard Lease Form and are otherwise permitted by the terms and provisions of the Assignments of Rents and Leases. In addition, Borrower shall have the right to sell or transfer a Collateral Property to a non-Affiliate or refinance any Collateral Property, provided that each of the following conditions is satisfied:

          (a)   No Default or Unmatured Default exists at the time of the closing of the sale or refinancing;

          (b)   Following the partial release of the Collateral Property, the Loan-to-Value Ratio (based upon the reduced outstanding principal balance of the Loans (following the application of sale or refinance proceeds relating to such Collateral Property) and the remaining Collateral Properties) will not exceed the LTV Percentage, unless an LTV Increase Period is then in effect, in which case the Loan-to-Value Ratio will not exceed the LTV Increase Percentage during the LTV Increase Period;

          (c)   Borrower delivers to Lender a Compliance Certificate, which shall include a certificate from an Authorized Officer, together with supporting documentation reasonably acceptable to Agent, that the DSCR (based upon the reduced outstanding principal balance of the Loans (following the application of sale or refinance proceeds relating to such Collateral Property) and the remaining Collateral Properties) will not exceed 1.5 to 1.0;

          (d)   Concurrently with the closing of the sale or refinancing, Borrower shall cause to be paid to Agent, for the benefit of Lenders, to be applied ratably against the outstanding principal balance of the Loans (and following receipt of such amount, Agent shall cause a partial release of the Collateral Documents covering such Collateral Property to be delivered to Borrower), an amount equal to the product of the LTV Percentage (or the LTV Increase Percentage) if an LTV Increase Period is then in effect) multiplied by the Appraised Value of such Collateral Property, based upon the most recent Appraisal or New Appraisal (or Updated Appraisal, if applicable) delivered to Agent pursuant to this Agreement with respect thereto; provided, however, that if following the partial release of the Collateral Property, the aggregate amount of the Appraised Values of the remaining Collateral Properties is less than $10,000,000, the payment to be made to Agent, for the benefit of Lenders, pursuant to this subsection (d) shall be an amount equal to the greater of: (i) 125% of the Appraised Value of such Collateral Property based upon the most recent Appraisal or New Appraisal (or Updated Appraisal, if applicable) delivered to Agent pursuant to this Agreement with respect thereto; or (ii) an amount necessary to reduce the outstanding principal balance of the Loans such that the DSCR (based upon the reduced outstanding principal balance of the Loans (following the application of sale or refinance proceeds relating to such Collateral Property) and the remaining Collateral Properties) is equal to 1.75 to 1.0.

        6.18    Restrictions Affecting Borrower.    Borrower covenants and agrees that, without the prior written consent of Lender, which consent will not be unreasonably withheld, there shall not occur: (i) any amendment or modification of the Certificate Limited Partnership or Limited Partnership Agreement establishing or governing Borrower in any material respect that would be reasonably expected to have a Material Adverse Effect; or (ii) the admission of any new general partner of Borrower. At all times prior to the repayment of the Loan, (A) Guarantor shall be the sole general partner of Borrower and shall own not less than 51% of the total partnership interests in Borrower, and (B) Borrower shall not make or permit any distributions of cash flow or cash proceeds to any partner of Borrower or any member, partner, subpartner, shareholder, officer, director or affiliate of any partner of Borrower following the occurrence of any Unmatured Default or Default.

        6.19    Use of Income.    Borrower shall cause all rents and other income and receipts realized and received by Borrower from and in connection with the Collateral Properties to be used first for the purpose of paying interest on the Loans and then for the actual costs and expenses incurred by Borrower in connection with the ownership, operation, management and repair of the Collateral Properties, including without limitation, operating expenses, real estate taxes and insurance premiums.

        6.20    Updated Appraisals.    Not more frequently than once each eighteen (18) months and at any time following the occurrence of a Default, Agent shall have the right to obtain an Updated Appraisal prepared at Borrower's sole cost and expense by an independent appraiser engaged directly by Agent, of each Collateral Property, which Updated Appraisal shall satisfy the requirements contained in Section 4.2(l) above. If Agent determines following the receipt of any Updated Appraisals that the Loan-to-Value Ratio exceeds the LTV Percentage (or the LTV Increase Percentage, if an LTV Increase Period is then in effect), Agent shall so notify Borrower, and within 10 days after the delivery of such notice, Borrower shall pay to Agent, to be applied ratably among the outstanding principal balance of the Loans, an amount of principal following which the Loan-to-Value Ratio shall equal the LTV Percentage (or the LTV Increase Percentage, if an LTV Period is then in effect). In addition, Borrower shall have the right at any time and at its sole cost and expense, to request that Agent obtain an Updated Appraisal prepared by an independent appraiser engaged by Agent of each Collateral Property, which Updated Appraisal shall satisfy the requirements contained in Section 4.2(l) above.

        6.21    Additional Financial Covenants.    As of the last day of each Quarter, Borrower and Guarantor on a consolidated basis with their respective Subsidiaries shall be in compliance with the following:

          (a)   the Consolidated Net Worth for any Quarter shall not be less than $175,000,000, plus seventy-five percent (75%) of the aggregate proceeds received by Borrower or Guarantor (after subtracting therefrom any customary related fees and expenses) in connection with any offering of stock or equity in Borrower of Guarantor after the Closing Date; and

          (b)   the Consolidated Interest Coverage Ratio for any Quarter shall not be less than 1.75 to 1.0.

        6.22    Additional Documents.    Borrower shall not execute or record any document pertaining to, affecting or running with all or any portion of the Collateral Properties, without the prior written approval of Agent of the form and substance of such documents.

ARTICLE VII

DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        7.1    Any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor to the Lenders or Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2    Nonpayment of principal of the Loans when due, or nonpayment of interest upon the Loans or of any commitment fee or other obligations under any of the Loan Documents, including without limitation, any payment required under Sections 6.2 or 6.20 above, within five (5) days after written notice from Agent.

        7.3    The breach by the Borrower (other than a breach which constitutes a Default under another section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from Agent or any Lender, provided, that if such breach by its nature can be cured, then so long as the continued operation and safety of the Collateral Properties, and the priority, validity and enforceability of the liens created by the Collateral Documents and the value of the Collateral Properties are not impaired, threatened or jeopardized, Borrower shall have an additional period of not to exceed 60 days after receipt of such written notice from Agent or any Lender to cure such breach, so long as Borrower commences to cure such breach during the initial 30 day period and diligently and in good faith continues attempting to effect such cure.

        7.4    Borrower or Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.4 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.5.

        7.5    Without the application, approval or consent of Borrower or Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor of any substantial portion of its Property, or a proceeding described in Section 7.4(iv) shall be instituted against Borrower or Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

        7.6    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion of the Property of Borrower or Guarantor.

        7.7    Borrower or Guarantor shall fail within sixty (60) days after entry to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 in the aggregate, or (ii) non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

        7.8    A breach of any of the covenants contained in Sections 6.14, 6.17 or 6.18 or the occurrence of any Change in Control.

        7.9    The failure of Borrower or Guarantor to comply with any of the financial or other covenants contained in Section 6.21 above or Section 8 of the Guaranty.

        7.10    The occurrence of any "Default" or "Event of Default" under any other Loan or Credit Agreement between Bank One, as agent or individually, and either or both of Borrower or Guarantor.

        7.11    Borrower shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

        7.12    The occurrence of any "Event of Default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

        7.13    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document.

        7.14    The occurrence of a "Default" or an "Event of Default" by Borrower under the Columbus Ground Lease or the Prime Lease, regardless of whether or not such Default or Event of Default is cured by Agent or any Lender.

        7.15    The failure of Guarantor to maintain its good standing as a real estate investment trust under the laws of the State of Maryland or to maintain its listing on the New York Stock Exchange.

        7.16    The occurrence of any one or more monetary "Defaults" or "Events of Default" by Borrower, Guarantor and/or any other member of the Consolidated Group under any one or more agreements or instruments evidencing, governing or securing Indebtedness owed by Borrower, Guarantor and/or such other member of the Consolidated Group in excess of $10,000,000.

        7.17    The occurrence of any one or more non-monetary "Defaults" or "Events of Default" by Borrower, Guarantor and/or any other member of the Consolidated Group under any one or more agreements or instruments evidencing, governing or securing Indebtedness owed by Borrower, Guarantor and/or such other member of the Consolidated Group in excess of $25,000,000.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

        8.1    Acceleration.    If any Default described in Section 7.4 or 7.5 occurs with respect to Borrower or Guarantor, the Obligations shall immediately become due and payable without any election or action on the part of Agent or any Lender. If any other Default occurs, the Required Lenders (or Agent with the consent of the Required Lenders) may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

        8.2    Amendments.    Subject to the provisions of this Section 8.2, the Required Lenders (or Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

          (a)   Extend the Maturity Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

          (b)   Reduce the percentage specified in the definition of Required Lenders; or

          (c)   Amend this Section 8.2.

        No amendment of any provision of this Agreement relating to Agent shall be effective without the written consent of Agent.

        8.3    Preservation of Rights.    No delay or omission of the Lenders or Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Agent or the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Survival of Representations.    All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

        9.2    Governmental Regulation.    Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3    Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        9.4    Entire Agreement.    The Loan Documents embody the entire agreement and understanding among Borrower, Agent and the Lenders and supersede all prior agreements and understandings among Borrower, Agent and the Lenders relating to the subject matter thereof.

        9.5    Several Obligations; Benefits of this Agreement.    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        9.6    Expenses; Indemnification.

          (a)   Borrower shall reimburse Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for Agent) paid or incurred by Agent in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents and the Additional Collateral Loan Documents. Borrower also agrees to reimburse Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for Agent and the Lenders, which attorneys may be employees of Agent or the Lenders) paid or incurred by Agent or any Lender in connection with the collection and enforcement of the Loan Documents and the Additional Collateral Loan Documents. Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

          (b)   Borrower hereby further agrees to indemnify Agent, each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Agent, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, any Additional Collateral Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

        9.7    Numbers of Documents.    All statements, notices, closing documents, and requests hereunder shall be furnished to Agent with sufficient counterparts so that Agent may furnish one to each of the Lenders.

        9.8    Accounting.    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

        9.9    Severability of Provisions.    Any provision in any Loan Document or Additional Collateral Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents and Additional Collateral Loan Documents are declared to be severable.

        9.10    Nonliability of Lenders.    The relationship between Borrower on the one hand and the Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations. Borrower agrees that neither Agent, nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents, the Additional Collateral Loan Documents or the transactions contemplated thereby.

        9.11    Confidentiality.    Each Lender agrees to hold any confidential information which it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans.

        9.12    Nonreliance.    Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

        9.13    Disclosure.    The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

ARTICLE X

AGENT

        10.1    Appointment; Nature of Relationship.    Bank One, is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of the term "secured party" as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

        10.2    Powers.    Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by Agent.

        10.3    General Immunity.    Neither Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

        10.4    No Responsibility for Loans, Recitals, etc.    Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or either Guarantor of any of the Obligations or of any of the Borrower's or any such Guarantor's respective subsidiaries. Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to Agent at such time, but is voluntarily furnished by the Borrower to Agent (either in its capacity as Agent or in its individual capacity).

        10.5    Action on Instructions of Lenders.    Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6    Employment of Agents and Counsel.    Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Agent shall be entitled to advice of counsel concerning the contractual arrangement between Agent and the Lenders and all matters pertaining to Agent's duties hereunder and under any other Loan Document.

        10.7    Reliance on Documents; Counsel.    Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be employees of Agent.

        10.8    Agent's Reimbursement and Indemnification.    The Lenders agree to reimburse and indemnify Agent ratably in proportion to their respective Loans outstanding (i) for any amounts not reimbursed by the Borrower for which Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by Agent in connection with any dispute between Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Agent in connection with any dispute between Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

        10.9    Notice of Default    Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders.

        10.10    Rights as a Lender.    In the event Agent is a Lender, Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, at any time when Agent is a Lender, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or either Guarantor in which the Borrower or such Guarantor is not restricted hereby from engaging with any other Person. Agent, in its individual capacity, is not obligated to remain a Lender.

        10.11    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.12    Successor Agent.    Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Agent may be removed at any time with or without cause by written notice received by Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder and under the other Loan Documents. In the event that there is a successor to Agent by merger, or Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

        10.13    Delegation to Affiliates.    The Borrower and the Lenders agree that Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Agent is entitled under Articles IX and X.

        10.14    Collateral Property Releases.    The Lenders hereby empower and authorize Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of a Property Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

        11.1    Setoff.    In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

        11.2    Ratable Payments.    If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

        12.1    Successors and Assigns.    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3(c). The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

        12.2    Participations.

        (a)    Permitted Participants; Effect.    Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in the Loan owing to such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loan and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

        (b)    Voting Rights.    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, other than any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

        (c)    Benefit of Certain Provisions.    The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

        12.3    Assignments.

        (a)    Permitted Assignments.    Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under this Agreement and the other Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall be in an amount not less than the lesser of (i) $5,000,000, or (ii) the assigning Lender's Pro Rata Share of the Available Amount. Following any assignment by a Lender provided for herein, Borrower shall be deemed to have released the assigning Lender for the amount so assigned.

        (b)    Consents.    Unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, (i) the consent of Agent shall be required prior to an assignment becoming effective, and (ii) unless a Default or Unmatured Default then exists or the assignment is in connection with the physical settlement of credit derivative transactions, the consent of Borrower shall be required prior to an assignment becoming effective. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

        (c)    Effect; Effective Date.    Upon (i) delivery to Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee from the Purchaser to Agent for processing such assignment (unless such fee is waived by Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Available Amount and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Available Amount and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Loans and Available Amount, as adjusted pursuant to such assignment.

        (d)    Register.    Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Available Amount of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        12.4    Dissemination of Information.    The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

        12.5    Tax Treatment.    If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

        13.1    Notices.    Except as otherwise permitted with respect to Continuation/Conversion Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, or (ii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to Agent under Article II shall not be effective until received.

        13.2    Change of Address.    The Borrower, Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, Agent and the Lenders and each party has notified Agent by facsimile transmission or telephone that is has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

        15.1    CHOICE OF LAW.    THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        15.2    CONSENT TO JURISDICTION.    THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN COLUMBUS, OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE OF AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN COLUMBUS, OHIO.

        15.3    WAIVER OF JURY TRIAL.    THE BORROWER, AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

        IN WITNESS WHEREOF, the Borrower, the Lenders and Agent have executed this Agreement as of the date first above written.

BORROWER:
GREAT LAKES REIT, L.P., a Delaware limited partnership
By:	Great Lakes REIT, a Maryland real estate investment trust, General Partner
By:
	Name:	James Hicks
	Title:	Treasurer

Address:
c/o Great Lakes REIT 823 Commerce Drive, Suite 300 Oak Brook, Illinois 60523 Attention: James Hicks Telephone: (630) 368-2900 Fax: (630) 368-2929
With copies to:
Roetzel & Andress 155 East Broad Street Columbus, Ohio 43215 Attn: Michael Yashko, Esq. Telephone: (614) 723-2008 Fax: (614) 463-9792
Great Lakes REIT 823 Commerce Drive, Suite 300 Oak Brook, Illinois 60523 Attn: Adam E. Berman, Esq. Telephone: (630) 368-2903 Fax: (630) 368-2929
Pro Rata Share
LENDER AND AGENT:
100%	BANK ONE, NA, individually and as Agent
By:
Name:
Title:
Address:
1 Bank One Plaza Mail Code: IL 1-0315 Chicago, Illinois 60670-0315 Attention: Angela L. Kleiman Telephone: (312) 732-4056 Fax: (312) 732-5939
With a copy to:
Piper Rudnick 203 North LaSalle Street, Suite 1800 Chicago, Illinois 60601 Attn: Merle Teitelbaum Cowin, Esq. Telephone: (312) 368-4089 Fax: (312) 630-7419

EXHIBIT A-1

LEGAL DESCRIPTION OF DUBLIN TECHMART PROPERTY

        Situated in the Village of Dublin, County of Franklin and State of Ohio, in Virginia Military Survey No. 2419 (4852) and being a portion of an original 15.703 acre tract of land (15.704 acres by recent survey) conveyed to Dublin Tech Mart Company by deed recorded in ORV 5180, Page G10 of Franklin County Records, and being all of a 12.704 acre tract of land conveyed out of said original 15,704 acre tract and subsequently conveyed back to Dublin Tech Mart Company by deed recorded in ORV 5645, Page D18 of Franklin County Records, and bounded and described as follows:

        Beginning at a 3/4 inch I.D. iron pipe set at the intersection of the curved West line of Frantz Road (100 feet wide) with the North line of Paul G. Blazer Memorial Parkway, 60 feet wide, at the Southeast corner of said original 15.704 acre tract and at the Southeast corner of said 12.704 acre tract; thence South 70 deg. 24' 10" West along a North line of Paul G. Blazer Memorial Parkway, along a South line of said original 15.704 acre tract and along a South line of said 12.704 acre tract a distance of 408.49 feet to a 3/4 inch I.D. iron pipe found bent and reset at a point of curvature; thence Westerly along a portion of a curved North line of Paul G. Blazer Memorial Parkway, along a portion of the curved South line of said original 15.704 acre tract, along the curved South line of said 12.704 acre tract and with a curve to the right, data of which is: Radius equals 758.00 feet and sub-delta equals 19 deg. 19' 44", a sub-chord distance of 254.50 feet bearing South 80 deg. 04' 02" West to a 3/4 inch I.D. iron pipe set at a Southwest corner of said 12.704 acre tract; thence North 0 deg. 16' 06" West radial to said curve and along a West line of said 12.704 acre tract a distance of 45.55 feet to a 3/4 inch I.D. iron pipe set at a corner of said 12.704 acre tract; thence North 19 deg. 36' 07" West along a portion of a West line of said 12.704 acre tract a distance of 257.77 feet to a 3/4 inch I.D. iron pipe set; thence South 89 deg. 31' 14" West a distance of 249.16 feet to a 3/4 inch I.D. iron pipe set in a West line of said original 15.704 acre tract and in an East line of a 5.216 acre tract of land conveyed to The Corporate Center, Inc. by deed recorded in ORV 4546, Page I07 of Franklin County Records; thence North 0 deg. 28' 46" West along a portion of a West line of said original 15.704 acre tract, along a West line of said 12.704 acre tract and along a portion of an East line of said 5.216 acre tract a distance of 534.30 feet to a 3/4 inch I.D. iron pipe set at the Northwest corner of said original 15.704 acre tract, at the Northwest corner of said 12.704 acre tract, at the Northeast corner of said 5.216 acre tract and in a South line of a 7.337 acre tract of land conveyed to Mary A. Windle, et al, (4), by deed recorded in Book 3705, Page 221 of Franklin County Records, (passing a 3/4 inch I.D. iron pipe set at a Southwest corner of said 12.704 acre tract at 187.39 feet); thence North 89 deg. 31' 14" East along the North line of said original 15.704 acre tract, along the North line of said 12.704 acre tract, along a portion of a South line of said 7.337 acre tract and along a portion of the South line of a 0.804 acre tract of land conveyed to Mary A. Windle by deed recorded in Book 3705, Page 226 of Franklin County Records, a distance of 746.58 feet to a 3/4 inch I.D. iron pipe found in the West line of Frantz Road, at the Northeast corner of said original 15.704 acre tract and at the Northeast corner of said 12.704 acre tract; thence South 19 deg. 36' 07" East along the West line of Frantz Road, along the East line of said original 15.704 acre tract and along the East line of said 12.704 acre tract a distance of 634.12 feet to a 3/4 inch I.D. iron pipe set at a point of curvature; thence Southerly along a portion of the curved West line of Frantz Road, along the curve East line of said original 15.704 acre tract, along the curved East line of said 12.704 acre tract and with a curve to the right data of which is: Radius = 1859.86 feet and Sub-Delta = 1 deg. 34' 48", a Sub-Chord distance of 51.29 feet bearing South 18 deg. 48' 43" to the place of beginning, containing 13.666 acre of land.

        Together with those certain easements contained in the Deed by and between Ashland Oil, Inc. and The Ashland Oil Foundation, Inc. dated February 22, 1983, filed for record February 23, 1983 and recorded in ORV 2502, Page J11 of Franklin County Records.

Permanent Parcel No. 273-3095
Commonly known as:	Dublin Techmart 4860-5000 Blazer Memorial Parkway Dublin, Ohio

A-1-1

EXHIBIT A-2

LEGAL DESCRIPTION OF METRO PROPERTIES

A-2-1

EXHIBIT A-3

LEGAL DESCRIPTION OF U.S. BANK CENTER PROPERTY

A-3-1

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the "Loan Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

        1.     Assignor:

        2.     Assignee:                                          [and is an Affiliate/Approved

Fund of [identify Lender](1)

        3.     Borrower(s):

*
Select if applicable.

        4.     Agent:                                         , as Agent under the Credit

        5.     Agreement.

        6.     Loan Agreement: The Loan Agreement dated as of              among

        7.     [name of Borrower(s)], the Lenders party thereto, [name of Agent], as Agent, and the other agents party thereto.

        8.     Assigned Interest:

Facility Assigned	Aggregate Amount of Available Amount/Loans for all Lenders*	Amount of Available Amount/Loans Assigned*	Percentage Assigned of Available Amount/Loans(2)
(3)	$	$		%
	$	$		%
	$	$		%

        (9)   Trade Date:                 (4)

        Effective Date:                        , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY AGENT.]

        The terms set forth in this Assignment and Assumption are hereby agreed to:

*
Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2.
Set forth, to at least 9 decimals, as a percentage of the Available Amount/Loans of all Lenders thereunder.

3.
Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment

4.
Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

B-1

ASSIGNOR:
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE:
[NAME OF ASSIGNEE]
By:
Title:
[Consented and] Accepted
[NAME OF AGENT], as Agent
By:
Title:
[Consented to]:
[NAME OF RELEVANT PARTY]
By:
Title:

B-2

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

          1.1    Assignor.    The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

          1.2    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Loan Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2.    Payments.    The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT C-1

PERMITTED EXCEPTIONS FOR DUBLIN TECHMART PROPERTY

1.
Real estate taxes for the last half 2002 are a lien not yet due (due and payable June 1, 2003). Taxes for the year 2003 are a lien not yet due and payable.

2.
Right of Way from Ashland Oil, Inc. to Columbia Gas of Ohio, Inc., dated March 29, 1971, filed for record May 20, 1971 and recorded in Volume 3140, Page 695 of Franklin County Records.

3.
Easement from Ashland Oil, Inc. to Columbus and Southern Ohio Electric Company, dated February 8, 1974, filed for record February 13, 1974 and recorded in Volume 3395, Page 706 of Franklin County Records.

4.
Restrictions and Easements contained in the Deed by and between Ashland Oil, Inc. and The Ashland Oil Foundation, Inc., dated February 22, 1983, filed for record February 23, 1983 and recorded in ORV 2502, Page J11 of Franklin County Records.

5.
Easement Agreement by and between The Ashland Oil Foundation, Inc. to Village of Dublin, dated June 21, 1983, filed for record June 21, 1983 and recorded in ORV 2939, Page B17 of Franklin County Records.

6.
Easement from Dublin Tech Mart Company to Columbus and Southern Ohio Electric Company, dated August 26, 1985, filed for record September 5, 1985 and recorded in ORV 6196, Page E05 of Franklin County Records.

7.
Restrictions contained in the Deed from James A. Magnuson, Trustee, to Dublin Tech Mart Company, dated November 21, 1985, filed for record November 25, 1985 and recorded in ORV 6608, Page F04 of Franklin County Records.

8.
Storm Sewer Easement from Dublin Tech Mart Company to Metro Medical Park Limited Partnership I, dated December 26, 1985, filed for record December 31, 1985 and recorded in ORV 6774, Page E20 of Franklin County Records.

9.
Easement from Dublin Tech Mart Company to Village of Dublin, dated December 16, 1985, filed for record January 3, 1986 and recorded in ORV 6795, Page E20 of Franklin County Records.

10.
Right of Way from Dublin Tech Mart Company to Columbia Gas of Ohio, Inc., dated February 11, 1986, filed for record March 25, 1986 and recorded in ORV 7113, Page E17 of Franklin County Records.

11.
Easement from Dublin Tech Mart Company to Columbus and Southern Ohio Electric Company, dated March 24, 1986, filed for record April 7, 1986 and recorded in ORV 7172, Page H16 of Franklin County Records.

12.
Easement from Dublin Tech Mart Company to The Ohio Bell Telephone Company, dated August 28, 1986, filed for record September 10, 1986 and recorded in ORV 8109, Page G20 of Franklin County Records.

13.
License Agreement for right of entry by and between MetroCommAxS, L.P. and Great Lakes REIT, L.P., dated November 23, 1998, filed for record December 4, 1998 and recorded as Franklin County Recorder's File No. 199812040312928.

14.
Easement from Great Lakes REIT, L.P. to MetroComm AxS, L.P., dated November 3, 1998, filed for record December 4, 1998 and recorded as Franklin County Recorder's File No. 199812040312932.

15.
Matters of record prior to February 23, 1983 as affect the easement parcel only as set forth in Exhibit A-1.

C-1-1

EXHIBIT C-2

PERMITTED EXCEPTIONS FOR METRO PROPERTIES

C-2-1

EXHIBIT C-3

PERMITTED EXCEPTIONS FOR U.S. BANK CENTER PROPERTY

C-3-1

EXHIBIT D

COMPLIANCE CERTIFICATE

Certificate of

of Great Lakes REIT
For the Period Ended                    , 200

        The undersigned,                    , hereby certifies to Bank One, NA ("Agent") in connection with (i) that certain Loan Agreement dated as of March 24, 2003 among Great Lakes REIT, L.P. ("Borrower"), Agent and the "Lenders" party thereto described in said Loan Agreement, as same may be amended (the "Loan Agreement"), and (ii) that certain Guaranty dated as of March 24, 2003, made by Great Lakes REIT in favor of Agent, for the benefit of itself and the other "Lenders", as same may be amended (the "Guaranty") as follows:

          (i)    that the undersigned is the                     of Guarantor;

          (ii)   that the accompanying quarterly financial statements of                     as of                    , 200    , delivered pursuant to Section 6.1 of the Loan Agreement, are true and complete copies of such financial statements, which fairly present in all material respects the financial condition and results of operations of                     as of the respective dates and for the respective periods indicated and that, as of the date hereof, there exist no facts or circumstances which would materially adversely affect or vary the information contained therein;

          (iii)  that no Default (as such term is defined in the Loan Agreement) has occurred; except: [describe the nature of each Default, the period of existence thereof and the action taken or proposed to be taken with respect thereto];

          (iv)  that all of the representations and warranties contained in the Loan Agreement and the Guaranty are true, correct and accurate in all material respects as of the date hereof as if made on the date hereof; and

          (v)   that attached are the calculations required to establish whether or not Borrower is in compliance with each of the financial covenants as set forth in the Loan Agreement and such calculations demonstrate that Borrower is in compliance with each such financial covenant:

    (A)
    DSCR;

    (B)
    Consolidated Net Worth; and

    (C)
    Consolidated Interest Coverage Ratio.

[Signature]
[Title]
Date: , 200

D-1

CALCULATIONS FOR FINANCIAL COVENANTS

D-2

QuickLinks

  Exhibit 4.16
LOAN AGREEMENT
TABLE OF CONTENTS
LOAN AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II THE LOANS
ARTICLE III YIELD PROTECTION; TAXES
ARTICLE IV CONDITIONS PRECEDENT TO CLOSING AND SUBSEQUENT DISBURSEMENTS
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII DEFAULTS
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
ARTICLE IX GENERAL PROVISIONS
ARTICLE X AGENT
ARTICLE XI SETOFF; RATABLE PAYMENTS
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
ARTICLE XIII NOTICES
ARTICLE XIV COUNTERPARTS
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
  EXHIBIT A-1
LEGAL DESCRIPTION OF DUBLIN TECHMART PROPERTY
  EXHIBIT A-2
LEGAL DESCRIPTION OF METRO PROPERTIES
  EXHIBIT A-3
LEGAL DESCRIPTION OF U.S. BANK CENTER PROPERTY
  EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT
ANNEX 1 TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
  EXHIBIT C-1
PERMITTED EXCEPTIONS FOR DUBLIN TECHMART PROPERTY
  EXHIBIT C-2
PERMITTED EXCEPTIONS FOR METRO PROPERTIES
  EXHIBIT C-3
PERMITTED EXCEPTIONS FOR U.S. BANK CENTER PROPERTY
  EXHIBIT D
COMPLIANCE CERTIFICATE Certificate of of Great Lakes REIT For the Period Ended , 200
CALCULATIONS FOR FINANCIAL COVENANTS